Exhibit 99.1

FOR IMMEDIATE RELEASE:

August 6, 2007

GOLDEN CYCLE GOLD CORPORATION REPORTS COMPLETION OF THE MINE LIFE EXTENSION PRE-FEASIBILITY STUDY AT ITS JOINT VENTURE

Golden Cycle Gold Corporation (NYSE-Arca: GCGC) (“Golden Cycle” or the “Company”) is pleased to announce the completion of the Mine Life Extension Pre-Feasibility Study at the Company’s 33% owned joint venture with AngloGold Ashanti (Colorado) Corporation, the Cripple Creek & Victor Gold Mining Company (“CC&V”).  The successful completion of the study moved the mine life extension project into the formal feasibility study process.  The final feasibility study is expected to be completed during fourth quarter 2008.

The pre-feasibility study was an internal study conducted by CC&V to examine the possibility of extending the mine life at the Cresson Mine beyond 2012, the current projected end of mining.  CC&V determined that its year end 2006 reportable reserves were sufficient to fill its valley leach facility to its ultimate capacity of 300 million tons.

The pre-feasibility study is predicated on realizing positive results from CC&V’s exploration program.  During 2006 the reserve addition potential was corroborated by two independently derived pre-resource (strategic) resource models based on the existing District data.  These models projected similar results of between 9.97 and 11.1 million troy ounces of gold contained in 423 to 458 million tons of ore averaging between 0.021 and 0.022 troy ounce of gold per ton.  These models were used to determine the range of options studied, and if achieved, will require further extensions of the mine life beyond the currently contemplated mine life extension project.  CC&V’s successful ongoing exploration program is expected to convert portions of its year end 2006 mineral resources to reportable reserve status following additional in-fill drilling and metallurgical work during 2007 and 2008, and produce additional mineral resources for later follow-up.  CC&V studied the possibility of extending the mine life for various periods and amounts of gold production.  CC&V is generally a low grade gold ore surface mine, and as such its economics are very sensitive to variations in ore grade in particular.  Throughout the study a gold price of $550 per troy ounce was applied.

The study examined three scenarios: no mining beyond filling its existing valley leach facility; mining additional ore of 94 million tons; and mining additional ore of 212 million tons.  The options requiring additional mining would load ore on a new valley leach facility.  Initial design indicates the new valley leach facility could be expanded beyond the 212 million ton capacity required by the maximum case in the study.  The options to extend the life of mine (“LOM”) would extend the mine life to between 2016 and 2022, with gold production estimated to end between 2024 and 2030.

The two mine life extension scenarios would be expected to enable the mine to produce between 1.39 and 3.08 million additional troy ounces of gold, estimated to add revenues of approximately $764.5 million and $1.694 billion at a gold bullion price of $550 per troy ounce ($903 million and $2.0 billion at a gold price of $650 per troy ounce).  The LOM estimated incremental project capital cost for the extension scenarios, is estimated to be between $148 (94 million ton case) and $281 million (212 million ton case), excluding current budgeted items in the base case of $29.6 million and feasibility study and exploration costs of approximately $21 million.  The cash costs per troy ounce of gold produced vary from an estimate of $256 in the base case, $272 in the 94 million ton case to $292 in the $212 million ton case.  The total LOM total project operating cost is estimated in the study to be $334 per troy ounce of recoverable gold placed.

“The Cripple Creek / Victor Colorado mining district has a great history of gold production, more than 23 million recorded ounces of gold to date.  We see this district continuing to produce for many years. This project is an important part of CC&V’s future: it will change CC&V’s operational horizon, announce the Cresson Mine as a continuing long lived asset, and significantly improve Golden Cycle’s projected returns.” said R. Herbert Hampton, Golden Cycle’s President and CEO.  Mr. Hampton further stated that

“he has great faith in the exploration potential of the district and can easily visualize further projects for CC&V.”

The Mine Life Extension Pre-Feasibility Study was prepared by CC&V based on estimates, assumptions and projections that by their nature inherently involve unknown risks, uncertainties and other factors well beyond CC&V’s and the Company’s ability to control or predict.  Actual results and developments may differ materially from those contemplated by the Mine Life Extension Pre-Feasibility Study, and the final feasibility study or any decision to expand operations at CC&V may yield different results.  Implementation of any plan to expand operations is anticipated to require regulatory approval, permitting and negotiation of certain property matters.  Material factors that could cause actual results to differ materially from those contemplated by the study include fluctuations in gold prices; timing of production; accuracy of projections and production capacities; the effects of weather, operating hazards, adverse geological conditions and availability of labor, materials and equipment; changes in governmental laws, regulations, economic conditions or shifts in political attitudes or stability.

Golden Cycle Gold Corporation is a Colorado corporation organized to discover, develop and mine precious metal properties.  The primary business of the Company consists of its participation in the Cripple Creek & Victor Gold Mining Company, a joint venture with AngloGold Ashanti (Colorado) Corp.  The Joint Venture manages Colorado’s major gold producing property, the Cresson mine, located in the Cripple Creek / Victor gold mining district.  Golden Cycle holds gold prospects in Humboldt County, Nevada, “Table Top”, and the “Sagittarius Alpha Realty” group in the Republic of the Philippines.  Golden Cycle Gold Corporation is listed on the NYSE-Arca Exchange, trading under the symbol “GCGC” (9,769,250 shares outstanding).

Except as otherwise stated, information related to the Cripple Creek & Victor Gold Mining Company has been derived from reports of the mine operator and is based on information available to Golden Cycle Gold Corporation as of the date of this release.  This press release includes forward-looking statements involving known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from projected results.  These include but are not limited to changing commodity prices; differences in ore grades and tons mined from those anticipated; successful mining and milling at currently planned rates; changes in project parameters as plans continue to be refined; continued compliance with environmental permits; the results of current exploration activities and new exploration opportunities; the conclusion of feasibility studies currently under way; and the political and economic risks associated with foreign operations.  Please refer to a discussion of these and other factors in Golden Cycle Gold Corporation’s 10-K, 10-Q and other Securities and Exchange Commission filings which will be provided to you upon request.  You should not place undue reliance on forward looking statements.   We undertake no obligation to update any forward-looking statement.

Source:  Golden Cycle Gold Corporation

R. Herbert Hampton, President & CEO of Golden Cycle Gold Corporation, +1-719-471-9013